UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 4, 2008

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

Commission File Number 1-13082

New York

13-3131650

(State or other jurisdiction of

I.R.S. Employer

incorporation)

Identification Number)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Disclosure of Results of Operations and Financial Condition.

On March 4, 2008, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the fourth quarter and year ended December 31, 2007.  A copy of the press release is attached hereto as Exhibit 99.1.

.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated March 4, 2008

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  March 5, 2008

By:     /s/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated March 4, 2008

Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

Kenneth Cole Productions, Inc. Announces Fourth Quarter Results

-- Excluding Charges, 4th Qtr. Results were in Line with Prior Guidance --

-- Board Approves Additional 4 Million Shares for Buyback Program --

-- Reduces Dividend to $0.09 per quarter versus prior level of $0.18 --

New York, New York, March 4, 2008 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE: KCP) today reported financial results for the fourth quarter and full year ended December 31, 2007.  The Company’s fourth quarter net revenues were $132.1 million, a decrease of 2.1% from the year ago quarter.  The Company reported a fourth quarter loss per fully-diluted share of $(0.16), driven by a one-time impairment charge related to its full price retail stores of $(0.33) per share.  Excluding this charge, the Company’s earnings would have been $0.17 per share, in line with its recent guidance.

Fourth quarter wholesale revenues were $61.9 million, down 3.1% versus the prior year’s level of $63.9 million.  Consumer direct revenues for the fourth quarter decreased to $57.6 million versus $58.4 million in the same quarter last year, with a comparable store sales decline of 0.6% versus the year-ago quarter.  Licensing revenue for the fourth quarter was $12.6 million, flat to last year.

Gross margin for the fourth quarter was up slightly, rising to 45.6%, versus the year-ago level of 45.5%.   SG&A expense as a percent of sales for the fourth quarter was 43.1% versus 36.8% in the year-ago quarter, due primarily to development costs for the launch of men’s sportswear, increased marketing expenses for the company’s 25th anniversary campaign, and growth in non-cash compensation.

The Company’s consolidated inventories increased 3.8% to $48.0 million on December 31, 2007 versus the year-ago level of $46.3 million.  Consumer direct inventories increased 5.2% to $22.3 million, while wholesale inventories increased 2.6% to $25.7 million.  The Company noted that wholesale inventories at year-end included approximately $2.7 million of men’s sportswear, a new category which did not begin shipping until the first quarter of 2008.  Excluding the sportswear inventory, consolidated inventory decreased by 2.0% to $45.3 million and wholesale inventory decreased by 8.2% to $23.0 million.

The Company also announced today that its board of directors, to best utilize the Company’s financial resources in the interest of shareholders, approved a 4 million share increase to the company’s authorized stock buyback plan.  The Company noted that during the fourth quarter, it repurchased 725,000 shares at an average price of $18.73 per share.  Additionally, given the reduced cash flow anticipated during 2008 and the expected use of cash reserves for stock repurchase, the board of directors authorized a quarterly dividend of $0.09 per share, compared to the prior level of $0.18 per share.  The dividend is payable on March 28, 2008 to shareholders of record as of March 14, 2008.

Chairman and Chief Executive Officer Kenneth Cole said, “Although there are bright spots in our business, we are not satisfied by our results.  We believe that the business and financial decisions we are making will serve both the needs of the business and its shareholders.  We will continue to operate the business prudently.  At the same time, we are confident that our brands remain strong and that our opportunities for growth are significant.”

Also today, the Company issued financial guidance for the first fiscal quarter.  In that period, the Company expects to report net revenues in the range of $120 million to $125 million and earnings per diluted share in the range of $0.03 to $0.05.

Reconciliation

	Q4 2007	FY 2007
GAAP EPS	($0.16)	$.35
Impairment Charge	($0.33)	($0.33)
Non-GAAP EPS*	$0.17	$.68

* In addition to providing financial results and guidance in accordance with GAAP, the Company has provided non-GAAP adjusted earnings per share information for its fourth quarter and full year ended 2007. This non-GAAP financial information is provided to enhance the user's overall understanding of the Company's current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding charges that the Company believes are not indicative of the Company's core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company's actual and expected results is included in the above table.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted, a Kenneth Cole Production; and Tribeca, a Kenneth Cole Production, as well as footwear under the proprietary trademarks Gentle Souls and Le Tigre and under the licensed trademark Bongo.

The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, timepieces, eyewear, and several other accessory categories. The Company's products are distributed through department stores, better specialty stores, and company-owned retail stores as well as direct-to-consumer catalogs and e-commerce. Further information can be found at http://www.kennethcole.com.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

           Unaudited

        Quarter Ended

                     Twelve Months Ended

(In thousands, except

per share and

outstanding amounts)

	12/31/07	12/31/06	12/31/07	12/31/06

Net sales	$ 119,556	$ 122,365	$ 466,405	$ 492,282

Licensing and other revenue	12,564	12,609	44,315	44,217

Net revenue	$ 132,120	$ 134,974	$ 510,720	$ 536,499

Gross profit	60,182	61,422	223,312	231,827

Selling, gen’l & administrative	56,942	49,730	207,863	194,718

Impairment	10,564	121	10,564	121

Operating (loss) income	(7,324)	11,571	4,885	36,988

Interest income	1,026	1,219	5,366	4,875

(Loss) Income before taxes	(6,298)	12,790	10,251	41,863

Income tax expense	(3,204)	4,796	3,168	15,098

Net (loss) income	$(3,094)	$ 7,994	$ 7,083	$ 26,765

Net (loss) income per share: Basic	$(.16)	$ .40	$.35	$ 1.34

Net (loss) income per share: Diluted	$ (.16)	$ .39	$.35	$ 1.31

Average shares outstanding: Basic	19,710,000	19,990,000	20,057,000	20,046,000

Average shares outstanding: Diluted	19,909,000	20,292,000	20,325,000	20,396,000

Balance Sheet Data:	12/31/07	12/31/06	12/31/05
Cash	$90,653	$ 105,441	$ 63,747
Marketable Securities	8,305	12,250	66,400
Due from Factor/Accounts Receivable	47,937	55,177	52,666
Inventory	48,033	46,274	45,465
Total Assets	354,537	361,113	340,671
Working Capital	139,401	169,862	187,106
Accounts Payable & Accrued Expenses	39,470	36,554	31,129
Long-term Debt	0	0	0
Total Shareholders’ Equity	241,990	257,676	244,660